Exhibit 5.2

August 15, 2022

Knightscope, Inc.
1070 Terra Bella Avenue
Mountain View, California 94043

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Knightscope, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 No. 333-264454 (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the Prior Plans (as defined below).

On June 23, 2022 (the “Effective Date”), the stockholders of Knightscope, Inc. (“Knightscope”) approved the Knightscope, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) under which new awards will be granted. The total number of shares of Class A Common Stock of Knightscope, par value $0.001 per share, authorized for issuance under the 2020 Plan includes, in addition to 5,000,000 new shares (which are being registered concurrently on a new registration statement on Form S-8), (i) up to 595,669 shares previously authorized for issuance but not granted or subject to outstanding awards under the Knightscope, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) as of the Effective Date and (ii) up to 8,276,383 shares subject to options granted under the 2016 Plan and the Knightscope, Inc. 2014 Equity Incentive Plan (together with the 2016 Plan, the “Prior Plans”) that were outstanding as of the Effective Date and that, on or after such date, cease to be subject to such options, such as due to cancellation, expiration or termination of such options (the shares described in clauses (i) and (ii) being the “Prior Plan Shares”).

We have examined the Post-Effective Amendment and such documents and records of Knightscope as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Prior Plan Shares that may be issued pursuant to the 2022 Plan, upon the registration by its registrar of such Prior Plan Shares and the issuance thereof by Knightscope in accordance with the terms of the 2022 Plan, and the receipt of consideration therefor in accordance with the terms of the 2022 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP